Exhibit 5.2

January 25, 2016

Infor (US), Inc.

641 Avenue of the Americas

New York, New York 10011

Re:	Infor (US), Inc. $1,630,000,000 6.500% Senior Notes due 2022 and Infor (US), Inc. €350,000,000 5.750% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special Georgia counsel to Infor (GA), Inc., a Georgia corporation (the “Guarantor”), in connection with the filing by Infor (US), Inc. (the “Issuer”) with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange: (i) an aggregate principal amount of up to $1,630,000,000 of the Issuer’s 6.500% Senior Notes due 2022 (the “Dollar Exchange Notes”) for an equal principal amount of the Issuer’s outstanding 6.500% Senior Notes due 2022; and (ii) an aggregate principal amount of up to €350,000,000 of the Issuer’s 5.750% Senior Notes due 2022 (the “Euro Exchange Notes” and, together with the Dollar Exchange Notes, the “Exchange Notes”) for an equal principal amount of the Issuer’s outstanding 5.750% Senior Notes due 2022. The Exchange Notes are to be issued pursuant to the Indenture, dated as of April 1, 2015 (the “Indenture”), by and among the Issuer, the Guarantor, certain other guarantors parties thereto (the “Other Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”). The Exchange Notes are to be guaranteed (the “Guarantees”) by the Guarantor and the Other Guarantors on the terms set forth in the Indenture.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Registration Statement; (ii) the Indenture and the forms of Exchange Notes; (iii) the Articles of Incorporation, as amended, of the Guarantor; (iv) the Bylaws, as amended, of the Guarantor; and (v) resolutions adopted by the Board of Directors of the Guarantor on March 3, 2015 and April 9, 2015.

Rogers & Hardin LLP	2700 International Tower	229 Peachtree Street NE	Atlanta, GA 30303	405.522.4700 Phone	404.525.2224 Fax	rh-law.com

Infor (US), Inc.

January 25, 2016

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by the Issuer, the Other Guarantors and the Trustee and that the form of the Exchange Notes will conform to that included in the Indenture. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied, to the extent we deem appropriate, upon oral or written statements and representations of officers and other representatives of the Guarantor and others.

Our opinion set forth herein is limited to the laws of the State of Georgia that, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to any law other than Applicable Law or as to the effect of any law other than Applicable Law on the opinion herein stated.

With respect to paragraph (1) below, the opinion that the Guarantor “is validly existing as a corporation under the laws of the State of Georgia” is based solely upon a certificate of the Secretary of State of the State of Georgia certifying, as of the date set forth in such certificate, such matters.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1. The Guarantor is validly existing as a corporation under the laws of the State of Georgia.

2. The Guarantor has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Indenture (including the Guarantees).

3. The Indenture has been duly authorized, executed and delivered by the Guarantor.

4. The Guarantor has taken all corporate action necessary to authorize the execution and delivery, and the performance of its obligations under, the Indenture (including the Guarantees).

Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

Infor (US), Inc.

January 25, 2016

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. We also consent to Kirkland & Ellis LLP relying, as to matters of Georgia law, upon this opinion in connection with an opinion to be rendered by it to the Issuer on the date hereof in connection with the Registration Statement.

Very truly yours,

/s/ Rogers & Hardin LLP

ROGERS & HARDIN LLP